EXHIBIT 4.7

____________________________________________________________________

GUARANTEE AGREEMENT

Between

SILICON VALLEY BANCSHARES

(as Guarantor)

and

WILMINGTON TRUST COMPANY

(as Trustee)

dated as of

________________, 2003

____________________________________________________________________

CROSS-REFERENCE TABLE

Section of Trust Indenture Act of 1939 as amended	Section of Guarantee Agreement
310(a)	4.1(a)
310(b)	4.1(c), 2.8
310(c)	Inapplicable
311(a)	2.2(b)
311(b)	2.2(b)
311(c)	Inapplicable
312(a)	2.2(a)
312(b)	2.2(b)
313	2.3
314(a)	2.4
314(b)	Inapplicable
314(c)	2.5
314(d)	Inapplicable
314(e)	1.1, 2.5, 3.2
314(f)	2.1, 3.2
315(a)	3.1(d)
315(b)	2.7
315(c)	3.1(c)
315(d)	3.1 (d)
316(a)	1.1, 2.6, 5.4
316(b)	5.3
316(c)	9.2
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.1(b)
318(b)	2.1
318(c)	2.1(a)

     * This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms of provisions.

GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT, dated as of ____________, 2003, is executed and delivered by SILICON VALLEY BANCSHARES, a Delaware corporation (the “Guarantor”) having its principal office at 3003 Tasman Drive, Santa Clara, California, 95054, and Wilmington Trust Company as trustee (the “Guarantee Trustee”), for the benefit of the Holders from time to time of the Preferred Securities (as defined herein) of [SVB CAPITAL II], a Delaware statutory trust (the “Trust”).

WHEREAS, pursuant to an Amended and Restated Trust Agreement, dated as of ____________, 2003 (the “Trust Agreement”), among the Guarantor, as Depositor, Wilmington Trust Company as Property Trustee, Wilmington Trust Company, as Delaware Trustee, the Administrative Trustees named therein and the Holders from time to time of undivided beneficial interests in the assets of the Trust, the Trust issued $______________ aggregate Liquidation Amount (as defined in the Trust Agreement) of its ____% Cumulative Trust Preferred Securities, Liquidation Amount $25 per Trust Preferred Security (the “Preferred Securities”);

WHEREAS, the Preferred Securities will be issued by the Trust and the proceeds thereof, together with the proceeds from the issuance of the Trust’s Common Securities (as defined below), will be used to purchase the Debentures (as defined in the Trust Agreement) of the Guarantor which were deposited with Wilmington Trust Company, as Property Trustee under the Trust Agreement, as trust assets;

WHEREAS, as an incentive for the Holders to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement and pursuant to Section 5.1 hereof extends the Guarantee for the benefit of the Holders from time to time of the Preferred Securities.

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions.

As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings.  Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement and the Indenture (as defined herein), each as in effect on the date hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Guarantor shall not be deemed to be an Affiliate of the Trust.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means either the board of directors of the Guarantor or any committee of that board duly authorized to act hereunder.

“Common Securities” means the securities representing common undivided beneficial interests in the assets of the Trust.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received notice of default and shall not have cured such default within 90 days after receipt of such notice.

“Guarantee “has the meaning set forth in Section 5.1.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the Trust:  (a) any accrued and unpaid Distributions (as defined in the Trust Agreement) required to be paid on the Preferred Securities, to the extent the Trust shall have funds on hand available therefor at such time, (b) the applicable Redemption Price (as defined in the Trust Agreement), to the extent the Trust shall have funds on hand available therefor at such time, and (c) upon a voluntary or involuntary termination, winding up or liquidation of the Trust, unless Debentures are distributed to the Holders, the lesser of (i) the aggregate of the Liquidation Distribution (as defined in the Trust Agreement) and (ii) the amount of assets of the Trust remaining available for distribution to Holders of Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law.

“Guarantee Trustee” means Wilmington Trust Company, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.

“Holder” means any holder, as registered on the books and records of the Trust, of any Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

“Indenture” means the Junior Subordinated Indenture dated as of ____________, 2003, as supplemented and amended between the Guarantor and Wilmington Trust Company, as trustee.

“List of Holders” has the meaning specified in Section 2.2(a).

“Majority in Liquidation Amount of the Preferred Securities” means, subject to Section 316(a) of the Trust Indenture Act, a vote by the Holder(s), voting separately as a class, of more than 50% of the Liquidation Amount of all then outstanding Preferred Securities issued by the Trust.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chairman or a Vice Chairman of the Board of Directors of such Person or the President, Chief Executive Officer or a Vice President of such Person, and by the Chief Financial Officer, the Secretary or an Assistant Secretary of such Person, and delivered to the Guarantee Trustee.  Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(a)           a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definitions relating thereto;

(b)           a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

(c)           a statement that each officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with, and

(d)           a statement as to whether, in the opinion of each officer, such condition or covenant has been complied with.

“Other Guarantees” means any guarantees similar to the Guarantee issued, from time to time, by the Guarantor on behalf of holders of one or more series of Preferred Securities issued by any SVB Trust (as defined in the Indenture) other than the Trust.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer of the Corporate Trust Department of the Guarantee Trustee and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1. Trust Indenture Act; Application.

(a)           This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b)           If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2. List of Holders.

(a)           The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (i) semiannually, on or before January 15 and July 15 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (“List of Holders”) as of a date not more than 15 days prior to the delivery thereof, and (ii) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Holders or has not otherwise been received by the Guarantee Trustee in its capacity as such.  The Guarantee Trustee shall preserve, in as current form as is reasonably practicable, the names and addresses of the Holders contained in the most recent List of Holders furnished to the Guarantee Trustee. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b)           The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3. Reports by the Guarantee Trustee.

Not later than March 31 of each year, commencing on the year beginning January l, 2004, the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act.  The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4. Periodic Reports to the Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee, the Commission and the Holders such documents, reports and information, if any, as required by Section 314(a) of the Trust Indenture Act and the compliance certificate required by Section 314(a)(4) of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314(a) of the Trust Indenture Act.

SECTION 2.5. Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee, on an annual basis, such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act.  Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

SECTION 2.6. Events of Default; Waiver.

The Holders of a Majority in Liquidation Amount of the Preferred Securities may, by vote, on behalf of the Holders, waive any past Event of Default and its consequences.  Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

SECTION 2.7. Event of Default; Notice.

(a)           The Guarantee Trustee shall, within 90 days after the occurrence of a default which with notice or the passage of time, or both, could become an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all such defaults known to the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b)           The Guarantee Trustee shall not be deemed to have knowledge of any such default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of this Guarantee Agreement shall have obtained written notice, of such default.

SECTION 2.8. Conflicting Interests.

The Trust Agreement shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

SECTION 3.1. Powers and Duties of the Guarantee Trustee.

(a)           This Guarantee shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee to any Person except to a Holder exercising his or her rights pursuant to Section 5.4(d) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee.  The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b)           If an Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee for the benefit of the Holders.

(c)           The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee.  In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d)           No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)    prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A)          the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and
(B)           in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

(ii)   The Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii)  the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv)  no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 3.2. Certain Rights of Guarantee Trustee.

(a)           Subject to the provisions of Section 3.1:

(i)    The Guarantee Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii)   Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.

(iii)  Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate which, upon receipt of such request from the Guarantee Trustee; shall be promptly delivered by the Guarantor.

(iv)  The Guarantee Trustee may consult with legal counsel, and the written advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion.  Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees.  The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(v)   The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

(vi)  The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may, make such further inquiry or investigation into such facts or matters as it may see fit.

(vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

(viii)  Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be protected in acting in accordance with such instructions.

(b)           No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation.  No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

SECTION 3.3. Indemnity.

The Guarantor agrees to indemnify the Guarantee Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

ARTICLE IV

GUARANTEE TRUSTEE

SECTION 4.1. Guarantee Trustee: Eligibility.

(a)           There shall at all times be a Guarantee Trustee which shall:

(i)    not be an Affiliate of the Guarantor; and

(ii)   be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act.  If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the or for the of this Section and to supervising examining authority, then, purposes 4.1(a)(ii) the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b)           If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c)           If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2. Appointment, Removal and Resignation of the Guarantee Trustee.

(a)           Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

(b)           The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c)           The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation.  The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d)           If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee.

Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

ARTICLE V

GUARANTEE

SECTION 5.1. Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full on a subordinated basis to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert other than the defense of payment (the “Guarantee”).  The Guarantee is a continuing guarantee, and the Guarantor fully, knowingly and unconditionally waives any right the Guarantor may have to revoke the Guarantee as to any future transactions under Section 2815 of the California Civil Code or otherwise.  The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

SECTION 5.2. Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of the Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3. Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)           the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Trust;

(b)           the extension of time for the payment by the Trust of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

(c)           any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

(d)           the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

(e)           any invalidity of, or defect or deficiency in, the Preferred Securities;

(f)            the settlement or compromise of any obligation guaranteed hereby or hereby incurred;

(g)           any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.  In addition to the foregoing provisions of this Section 5.3 and Section 5.2, Guarantor waives all rights and defenses arising out of an election of remedies by Guarantee Trustee or Holders, even though that election of remedies has destroyed the Guarantor’s rights of subrogation and reimbursement against the principal by operation of Section 580d of the California Code of Civil Procedure or otherwise.

SECTION 5.4. Rights of Holders.

The Guarantor expressly acknowledges that: (a) this Guarantee will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (b) the Guarantee Trustee has the right to enforce this Guarantee on behalf of the Holders; (c) the Holders of a Majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (d) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person.

SECTION 5.5. Guarantee of Payment.

This Guarantee creates a guarantee of payment and not of collection.  This Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust) or upon distribution of Debentures to Holders as provided in the Trust Agreement.

SECTION 5.6. Subrogation.

The Guarantor shall be subrogated to all (if any) rights of the Holders against the Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Trust pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee.  If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7. Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI

COVENANTS AND SUBORDINATION

SECTION 6.1. Subordination.

The obligations of the Guarantor under this Guarantee will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment to all Senior Debt in the same manner as Debentures.

SECTION 6.2. Pari Passu Guarantees.

The obligations of the Guarantor under this Guarantee shall rank pari passu with the obligations of the Guarantor under all Other Guarantees.

ARTICLE VII

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

SECTION 7.1. Guarantor May Consolidate, Etc., Only on Certain Terms.

The Guarantor shall not consolidate with or merge into any other Person (in a transaction in which the Guarantor is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a)           in case the Guarantor shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume the Guarantor’s obligations under this Guarantee;

(b)           immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;

(c)           such consolidation, merger, conveyance, transfer or lease is permitted under the Trust Agreement and the Indenture and does not give rise to any breach or violation of the Trust Agreement or the Indenture; and

(d)           the Guarantor has delivered to the Guarantee Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and assumption of the Guarantor’s obligations under this Guarantee Agreement comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with; and the Guarantee Trustee, subject to Section 3.1 hereof, may rely upon such Officers’ Certificate and Opinion of Counsel as conclusive evidence that such transaction complies with this Section 7.1.

SECTION 7.2. Successor Guarantor Substituted.

Upon any consolidation or merger by the Guarantor with or into any other Person, or any conveyance, transfer or lease by the Guarantor of its properties and assets substantially as an entirety to any Person in accordance with Section 7.1, the successor Person formed by such consolidation or into which the Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Guarantee Agreement with the same effect as if such successor Person had been named as the Guarantor herein; and in the event of any such conveyance, transfer or lease the Guarantor shall be discharged from all obligations and covenants under this Guarantee Agreement.

ARTICLE VIII

TERMINATION

SECTION 8.1. Termination.

This Guarantee Agreement shall terminate and be of no further force and effect upon the earliest of (a) full payment of the applicable Redemption Price of all Preferred Securities, (b) the distribution of Debentures to the Holders in exchange for all of the Preferred Securities or (c) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust.  Notwithstanding the foregoing clauses (a) through (c), this Guarantee Agreement will continue to be effective or will be reinstated if it has been terminated pursuant to one of such clauses (a) through (c), as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preferred Securities or this Guarantee Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Successors and Assigns.

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding.  Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article VII hereof and Article VIII of the Indenture, the Guarantor shall not assign its obligations hereunder.

SECTION 9.2. Amendments.

Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no vote will be required), this Guarantee Agreement may not be amended without the prior approval of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities.  The provisions of Article VI of the Trust Agreement concerning meetings of the Holders shall apply to the giving of such approval.

SECTION 9.3. Notices.

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

(a)           if given to the Guarantor, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantor may give notice to the Holders:

Silicon Valley Bancshares

3003 Tasman Drive

Santa Clara, California 95054

Facsimile No.: (408) 496-2405

Attention: Chief Financial Officer

(b)           if given to the Trust, in care of the Guarantee Trustee, at the Trust’s (and the Guarantee Trustee’s) address set forth below or such other address as the Guarantee Trustee on behalf of the Trust may give notice to the Holders:

SVB Capital II

c/o Silicon Valley Bancshares

3003 Tasman Drive

Santa Clara, California, 95054

Facsimile No.: (408) 496-2405

Attention: Chief Financial Officer

with a copy to:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Facsimile No.: (302) 636-6071

Attention: Don MacKelcan

(c)           if given to any Holder, at the address set forth on the books and records of the Trust.

All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.4. Benefit.

This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

SECTION 9.5. Interpretation.

In this Guarantee Agreement, unless the context otherwise requires:

(a)           capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them, in Section 1.1;

(b)           a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c)           all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d)           all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

(e)           a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f)            a reference to the singular includes the plural and vice versa; and

(g)           the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

SECTION 9.6. Governing Law.

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

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THIS GUARANTEE AGREEMENT is executed as of the day and year fast above written.

Silicon Valley Bancshares

By:

Name:

Title:

Wilmington Trust Company

as Guarantee Trustee

By:

Name:

Title: